SEPARATION AGREEMENT

This Separation Agreement (the “Agreement”) is entered into as of April 30, 2012, by and between Ruby Tuesday, Inc., a corporation organized under the laws of the State of Georgia (the “Company”), and Michael O. Moore (the “Employee”).

In consideration of the mutual covenants and promises contained herein, the parties hereto agree as follows:

1.       Employment Relationship; Duties   Subject to the limitations and exceptions set forth herein, the Employee agrees to remain employed by Company, and the Company agrees to continue to employ Employee for the Employment Period (as defined below).  During the Employment Period, the Employee shall serve as an Executive Vice President and the Chief Financial Officer of the Company and shall perform those duties customarily associated with such positions.  The Employee shall report to the Chief Executive Officer of the Company.  The Employee shall devote substantially all of his business time and efforts to the performance of the foregoing services.

2.   Effective Date, Term and Termination.  The Agreement becomes effective on April 30, 2012, and shall continue in effect through the close of business on April 29, 2015 (the “Employment Period”), unless terminated earlier by either party at any time by written notice to the other.

3.        Severance.  If, during the Employment Period, the Employee is involuntarily terminated by the Company without Cause, the Company will pay to the Employee an amount equal to the Employee’s annual base salary as in effect immediately prior to the termination of employment.  Such amount will be paid in a single lump sum within sixty (60) days following Employee’s termination of employment.  For purposes of this Agreement, a termination of employment means a “separation from service” within the meaning of Section 409A of the Internal Revenue Code, as amended (the “Code”), and the rules and regulations thereunder.  No severance pursuant to this Agreement shall be payable in the event of an involuntary termination of the Employee’s employment by the Company for Cause, the Employee’s resignation, or a termination of employment due to death or Disability.  For purposes of this Agreement, the following terms will have the following meanings:

(a)           “Affiliate” means any person, firm, corporation, partnership, association or entity that, directly or indirectly or through one or more intermediaries, controls, is controlled by or is under common control with the Company.

(b)           “Cause” conduct amounting to (i) fraud or dishonesty in the performance of the duties of Employee’s service with the Company or its Affiliates, (ii) Employee’s willful misconduct, refusal to follow the reasonable directions of his supervisors, or knowing violation of law, rules or regulations (including misdemeanors relating to public intoxication, driving under the influence, use or possession of controlled substances or relating to conduct of a similar nature), (iii) acts of moral turpitude or personal conduct in violation of Company’s Code of Business Conduct and Ethics, (iv) absence from work without a reasonable excuse, (v) intoxication with alcohol or drugs while on Company’s or Affiliates’ premises, (vi) a conviction or plea of guilty or nolo contendere to a crime involving dishonesty, or (vii) a breach or violation of the terms of any agreement to which Employee and the Company (or any Affiliate) are party.

(c)           “Disability” has the same meaning as provided in the long-term disability plan or policy maintained or, if applicable, most recently maintained by the Company or an Affiliate under which the Employee was covered. If no long-term disability plan or policy was ever maintained on behalf of the Employee, Disability shall mean that condition described in Code Section 22(e)(3).  In the event of a dispute, the determination of Disability shall be made by the Board of Directors of the Company and shall be supported by advice of a physician competent in the area to which such Disability relates.

4.           Release.  As a condition of the Company entering into this Agreement, the Employee must execute and not timely revoke within a period of time following termination of the employment relationship as is permitted by the Company, a separation and release agreement in the form provided by the Company (the “Release”).  The Company shall provide the Release to the Employee in sufficient time so that if the Employee timely executes and returns the Release, the revocation period will expire before the date payments of the amounts in this Agreement following termination of employment are scheduled to commence.  The parties specifically agree that the Release will not cover, and Employee expressly reserves, indemnification rights existing to him as a former officer of the Company under the Articles and Bylaws of the Company and pursuant to applicable state law and in accordance with any “D&O” policy existing for former officers of the Company.

5.           Cooperation.  Following the Employment Period, Employee agrees that he will fully cooperate with the Company and make himself available to assist the Company in transitioning any duties or responsibilities to the Employee’s successor.  Employee further agrees that he will fully cooperate and consult with the Company, answer questions for the Company, and provide information as needed by the Company from time to time on a reasonable basis, including but not limited to cooperation in connection with litigation, audits, investigations, claims, or personnel matters that arise or have arisen over actions or matters that occurred or failed to occur during Employee’s employment with the Company.  Employee agrees to assist the Company as a witness or during any audit, investigation, or litigation (including depositions, affidavits and trial) if requested by the Company.  Employee agrees to meet at reasonable times and places with the Company’s representatives, agents or attorneys for purposes of defending or prosecuting any claims or for preparing for testimony.  To the extent practicable and within the control of the Company, the Company will use reasonable efforts to schedule the timing of Employee’s participation in any such activities in a reasonable manner to take into account Employee’s then current employment, and will pay the reasonable documented out-of-pocket expenses that the Company pre-approves and that Employee incurs for travel required by the Company with respect to those activities.

6.           No Assignment.  Neither party may assign this Agreement without the consent of the other party, except that the Company may assign this Agreement to any legal successor to the Company’s business or to an entity that purchases all or substantially all of the assets of the Company.  This Agreement and all rights and benefits of Employee hereunder shall inure to the benefit of and be enforceable by Employee’s personal or legal representatives, estate, executors, administrator, heirs, and beneficiaries.

7.           Covenants.

(a)           Trade Secrets. The Employee acknowledges that during his employment with the Company he will have access to Trade Secrets (as defined under the Uniform Trade Secrets Act or other applicable law), which are the sole and exclusive property of the Company.  Employee agrees that while Employee is an employee of the Company (or a subsidiary or Affiliate of the Company) and for the maximum period of time thereafter allowable under applicable law, except to the extent necessary to perform the Employee’s obligations under this Agreement, Employee shall not reproduce, use, distribute or disclose any Trade Secrets to any other person, including, without limitation, any competitors or potential competitors of the Company.

              (b)           Confidential Information.  The Employee acknowledges that he will have access to Confidential Information (as denied herein).  Employee agrees to maintain the confidentiality of all Confidential Information while Employee is an employee of the Company (or a subsidiary or Affiliate of the Company) and for a period of three (3) years thereafter.  For purposes of this Agreement, the term “Confidential Information” means data and information relating to the business of the Company which does not rise to the level of a Trade Secret and which is or has been disclosed to the Employee or of which the Employee has become aware as a consequence of or through his employment relationship with the Company (or such subsidiary or Affiliate) and which has value to the Company (or such subsidiary or Affiliate) and is not generally known to its competitors.  Confidential Information shall not include any data or information that has been voluntarily disclosed to the public by the Company (except where such public disclosure was effected by the Employee without authorization) or that has been independently developed and disclosed by others or that otherwise enters the public domain through lawful means.

(c)           No Solicitation.  While the Employee is an employee of the Company or a subsidiary or Affiliate of the Company) and for a period of thirty-six (36) months immediately following the termination of such employment, Employee shall not, for himself or on behalf of or for the benefit of any other person, corporation or entity, seek to employ, solicit or recruit any employee of the Company, or a subsidiary or Affiliate of the Company, or any of their respective franchisees or licensees for employment by any third party, or induce or encourage any such employee to terminate such employment, nor will Employee knowingly provide the name of any employee of the Company, any such subsidiary, Affiliate, franchisee or licensee for the purpose of solicitation or recruitment by any third party.  The parties agree that the damages which the Company will suffer in the event of the Employee’s breach of the foregoing covenant are difficult to quantify and determine.  Therefore, the parties agree that in the event of each such breach, the Employee shall pay the Company, as liquidated damages and not as a penalty, an amount equal to one (1) times the annual base salary of the Employee as then, or most recently, in effect.

8.           No Guarantee of Employment.  Notwithstanding any other provision of this Agreement to the contrary, nothing in this Agreement shall entitle the Employee to be employed for any certain period of time by the Company and either or both of the parties shall have the right to terminate the employment relationship at any time.

9.           Modification of Agreement.  This Agreement may be modified by the parties hereto only by a written supplemental agreement executed by both parties.

10.         Notice.  All notices and other communications required or permitted under this Agreement shall be in writing and, if mailed by prepaid first-class mail or certified mail, return receipt requested, shall be deemed to have been received on the earlier of the date shown on the receipt or three (3) business days after the postmarked date thereof.  In addition, notices hereunder may be delivered by hand, facsimile transmission or overnight courier, in which event the notice shall be deemed effective when delivered or transmitted.  All notices and other communications under this Agreement shall be given to the parties hereto at the following addresses:
If to the Company:

Ruby Tuesday, Inc.
150 West Church Avenue
Maryville, Tennessee 37801
Attn:  General Counsel

If to Employee, at the most recent address reflected in the Company’s personnel files.

or to such other address as the parties hereto may specify, in writing, from time to time.

11.           Waiver of Breach.  The waiver by either party of any breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

12.           Entire Agreement.  This Agreement contains the entire agreement of the parties relating to the subject matter of this Agreement and supersedes any prior written or oral arrangements with respect to each of the parties obligations to the other in connection with the termination of the employment relationship between the parties at the end of the Employment Period.  This severance obligations under this Agreement are in lieu of any other severance or similar payment that might otherwise have been payable to the Employee.

13.           Successors, Binding Agreement.  This Agreement shall inure to the benefit of and be enforceable by the Company’s successors and assigns.

14.           Validity.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

15.           Survival of Obligations. The duties and obligations contained in Paragraphs 4, 5, and 7 shall survive the expiration or termination of this Agreement.

16.           Multiple Counterparts.  This Agreement may be executed simultaneously in counterparts, each of which shall be deemed an original, but both of which shall together constitute one and the same Agreement.

17.           Applicable Law.  This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Tennessee.

18.           Headings. The headings of the Paragraphs of this Agreement are for convenience only and shall not control or affect the meaning or construction or limit the scope or intent of any of the provisions of this Agreement.

19.           Section 409A.  The parties intend for all payments in the nature of compensation under this Agreement to qualify as “short-term deferral” payments, as that term is defined in Code Section 409A, and the rules and regulations thereunder, and this Agreement shall be construed with that intent.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

RUBY TUESDAY, INC.

By:  /s/ Robert LeBoeuf

Name:  Robert LeBoeuf

Title:  SVP-CPO

/s/ Michael O. Moore
Michael O. Moore